Exhibit 4.9

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the rights of the Common Units of Beneficial Interest (the “Shares”) of the Invesco CurrencyShares® Euro Trust (the “Trust”), which is the only class of securities of the Trust that is registered under Section 12 of the Securities Exchange Act of 1934.

GENERAL

The Bank of New York Mellon (the “Trustee”) is authorized under the Depositary Trust Agreement dated June 8, 2006 among Invesco Specialized Products, LLC (the “Sponsor”), the Trustee, all registered and beneficial owners of the Shares, and all depositors, as amended from time to time (the “Depositary Trust Agreement”), to create and issue an unlimited number of Shares. The Trustee creates Shares only in blocks of 50,000 Shares (“Baskets”) and only upon the order of a DTC Participant that is a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions and that has entered into a participant agreement with the Sponsor and the Trustee (an “Authorized Participant”). The Shares represent units of fractional undivided beneficial interest in, and ownership of, the Trust and have no par value. Any creation and issuance of Shares above the amount registered with the SEC on a registration statement will require the registration of such additional Shares.

DESCRIPTION OF LIMITED RIGHTS

The Shares are not a traditional investment. They are dissimilar from the “shares” of a corporation operating a business enterprise with management and a board of directors. Trust Shareholders do not have rights normally associated with owning shares of a business corporation, including, for example, the right to bring “oppression” or “derivative” actions. Shareholders have only those rights explicitly set forth in the Depositary Trust Agreement. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Depositary Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as provided below, any redemption or distribution rights.

DISTRIBUTIONS

Each month, the Depository (as defined in the Depositary Trust Agreement) deposits into the secondary deposit account accrued but unpaid interest payable to the Trust, if any, and the Trustee withdraws euro from the secondary deposit account to pay the accrued Sponsor’s fee for the previous month plus other Trust expenses, if any. In the event that the interest deposited exceeds the sum of the Sponsor’s fee for the prior month plus other Trust expenses, if any, then the Trustee will direct that the excess be converted into U.S. Dollars (“USD”) at a prevailing market rate and the Trustee will distribute the USD as promptly as practicable to Shareholders on a pro rata basis (in accordance with the number of Shares that they own). If the Trust incurs expenses in USD (which is not anticipated), euro will be converted to USD at a prevailing market rate at the time of conversion to pay these expenses. The payment of expenses in euro and the conversion of euro to USD, if required to pay expenses of the Trust, are taxable events to Shareholders.

VOTING AND APPROVALS

Shareholders have no voting rights under the Depositary Trust Agreement, except in limited circumstances. If the holders of at least 25% of the Shares outstanding determine that the Trustee is in material breach of its obligations under the Depositary Trust Agreement, they may provide written notice to the Trustee (or require the Sponsor to do so) specifying the default and requiring the Trustee to cure such default. If the Trustee fails to cure such breach within 30 days after receipt of the notice, the Sponsor, acting on behalf of the Shareholders, may remove the Trustee. The holders of at least 66-2/3% of the Shares outstanding may vote to remove the Trustee. The Trustee must terminate the Trust at the request of the holders of at least 75% of the outstanding Shares.

REDEMPTION OF SHARES

The Shares may be redeemed only by or through an Authorized Participant and only in Baskets.

BOOK-ENTRY FORM

All Shares are evidenced by global certificates issued by the Trustee to The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the Shares outstanding at any time. In order to transfer Shares through DTC, Shareholders must be DTC Participants. The Shares are transferable only through the book-entry system of DTC. A Shareholder that is not a DTC Participant is able to transfer its Shares through DTC by instructing the DTC Participant holding its Shares to transfer the Shares. Transfers are made in accordance with standard securities industry practice.